Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

WINS - Q4 2007 SM&A Earnings Conference Call

Event Date/Time: Mar. 05. 2008 / 1:30PM PT

Thomson StreetEvents	www.streetevents.com	Contact Us

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Mar. 05. 2008 / 1:30PM PT, WINS - Q4 2007 SM&A Earnings Conference Call

CORPORATE PARTICIPANTS

Doug Sherk

SM&A - IR

Cathy McCarthy

SM&A - President, CEO

Jim Eckstaedt

SM&A - CFO

CONFERENCE CALL PARTICIPANTS

Tim Brown

Roth Capital Partners - Analyst

Brian Kinstlinger

Sidoti & Company - Analyst

George Sutton

Craig-Hallum Capital Group - Analyst

Dominic Marshall

Scott Creek Capital - Analyst

PRESENTATION

Operator

 Welcome to today’s 2007 conference call. During today’s presentation, parties will be in a listen-only mode. And following the presentation, the conference will be open for questions. (OPERATOR INSTRUCTIONS) As a reminder this conference call is being recorded, Wednesday, March 5th, 2008. I’d like to turn the conference over to Doug Sherk. Please go ahead, sir.

Doug Sherk  - SM&A - IR

 Thank you, operator, and good afternoon, everyone. Thank you for joining us this afternoon for the SM&A conference call and webcast to review the financial results for the fourth quarter ended December 31, 2007. If you haven’t results a copy of the results and release that was issued when the market closed this afternoon and would like one, please call our office at 415-896-6820 and we’ll get one to you immediately. We have arranged for a taped replay of this call which may be accessed by phone. The replay will be available approximately one hour after the call’s conclusion and remain in effect for seven days, the number to access the replay is 800-405-2236, and the international number is 303-590-3000. The pass code for both replay numbers is 11109556, followed by the pound sign. In addition this call is being webcast live, is available in the archive on the SM&A website at www.smawins.com.

Before we get started during the course of this conference call the company will make projections or other forward-looking statements regarding future events and the company’s beliefs about its financial metrics and results for the full year ending December 31, 2008. We wish to caution you such statements or predictions that involve risks and uncertainties actual results may differ materially. Factors that may affect the actual results are details of the company’s filings with the Securities and Exchange Commission including the company’s most recent filings on the form 10K. In addition factors underlying the company’s forecast are dynamic mixed subject to change, therefore this forecast speaks only for the date they are given. Now I would like to turn the call over to Cathy McCarthy, President and Chief Executive Officer.

 Cathy McCarthy  - SM&A - President, CEO

 Thanks, Doug, and good afternoon, everyone, thank you for joining us. With me today is Jim Eckstaedt, our new CFO, which joined us in January, and we are very pleased to have him on board here at SM&A. Today Jim will begin with a review of our fourth quarter and full year financial results, then I’ll provide an update on our market strategy and current business initiatives. Jim will offer our early views of 2008 outlook and then we’ll open the call for questions. Jim?

 Jim Eckstaedt  - SM&A - CFO

 Thank you, Cathy, and good afternoon, everyone. As Cathy mentioned, I would like to start with the review of our financial performance for the fourth quarter and full year 2007. We reported revenue of $24.1million during the fourth quarter, an increase of 28% from 2006. Our acquisitions of Project Planning Incorporated, or PPI, and Performance Management Associates, or PMA, along with our legacy product offerings contributed approximately $9.8 million or roughly 10% of total revenues. Included in the $9.8 million is SM&A scheduled product offering revenue of about $1.3 million. Fourth quarter net income increased 30% to $983,000, or $0.05 per diluted share, compared with $754,000 or $0.04 per diluted share in the prior year. Included in net income was $958,000 in expense, reflecting the amount earned by the principal of PPI, as part of the acquisition.

I would like to walk you through this accounting transaction in some detail. As part of our acquisition of PPI in February, 2007, we agreed to an earn-out provision with the principal of PPI. Under the agreement he may receive earn out payments payable over three years upon successfully achieving certain revenue targets in each 12 month period following the acquisition date. As part of the agreement, he is required to continue his employment with SM&A in order for these payments to be earned. As part of acquisition due diligence, we always seek the input from legal and accounting professionals. It was our intention that the earn-out would be included in purchase accounting and recognized as part of goodwill on the balance sheet.

Because of the continuing employment provision in the agreement, however, we are required to record this earn-out as an expense on item to our income statement for the fourth quarter. This accounting treatment had no impact on prior quarters. Excluding this adjustment on a tax affected basis net income was $1.6 million for the fourth quarter. Additionally the earn-out represented $0.03 per share. Without the earn-out earns per share for the fourth quarter were $0.08, on par with analyst’s consensus estimate. I would like to quickly reiterate that PPI has been a very good acquisition for the company. It has allowed us to augment the range of program services services that we offer our client. We are pleased with the growth and the acquisition was accretive in 2007.

Now turning to our revenue growth, revenue from aerospace and defense clients was $17.1million for the quarter and 18% increase for the same quarter of 2006. Revenue from nonaerospace and defense clients total $7 million or a 63% increase from nonA&D revenue in the fourth quarter of last year. NonA&D revenue represented 29% of the total fourth quarter revenue, compared to 23% a year ago. During the quarter our top five customers accounted for 71% of our total revenue, compared with 67% a year ago. Competition management revenue increased slightly to $12.5 million compared with $12.2 million in the fourth quarter of 2006. Competition management represented 52% of total quarterly revenue in the recent fourth quarter compared with 65% a year ago. Program services revenue during the fourth quarter increased 75% to $11.5 million, the same record level set in the third quarter. Program services are a stable, predictable, incremental component of our revenue growth.

Our gross margin was 42. — 40.2%, a nice improvement from last year’s 38.7%, and reflected a higher level of success fees earned, as well as revenue mix. SG&A expenses were $8 million for the quarter. This includes $958,000 in PPI expense, stock-based compensation expense was $430,000 in the fourth quarter of 2007, compared with $319,000 in the fourth quarter of 2006. Excluding stock-based compensation and other acquisition expenses not related to PPI expense, SG&A for the quarter was $5.7 million unchanged from the prior year. For the full year 2007 revenue grew 28% to a record $98.3 million. Net income was $6.3 million, a 73% increase over 2006 net income of $3.6 million. Earnings per diluted share were $0.33 compared to $0.19 per diluted share in the prior year. Excluding the PPI expense taken in the fourth quarter and the expense associated with management transition in 2007, earnings per share would have been $0.40 per diluted share. We ended the year with $16 million in cash and investments. Now I’d like to turn the call back to Cathy.

 Cathy McCarthy  - SM&A - President, CEO

 Thank you, Jim. 2007 was a remarkable year for the company. We made significant progress in diversifying our client base and increased the number of solutions we offered to our clients. Most importantly, we are executing on our strategy. Our strategy for life cycle success is a powerful combination of our offering, but with a client’s life cycle of pursuing, winning and performing. This life cycle stems from inception of client strategy, through competition and the win and into execution of the resulting program or project. The result is winning strategies, winning competitions and winning executions, true life cycle success. Other companies may be positioned to assist clients with a portion of this vision, but only SM&A is positioned to deliver winning solutions across the entire life cycle.

Also in 2007, we completed and successfully integrated two acquisitions, allowing us to expand our program services offerings to our clients. We navigated through a difficult management transition, and we accomplished these important steps by generating record revenue and record net income. Most importantly, we continued to demonstrate to our clients that SM&A is a partner of choice, with a historical 85% win rate, which continued through 2007, our company has supported our clients in winning more than $340 billion in initial contract awards. We have supported over 1,200 proposals and 150 programs. Our success in 2007 demonstrates that our expanding base of client clearly understand the value proposition that SM&A provides. Clients hire SM&A because of our reputation for winning, the outstanding quality of our growing team of associates, and our highly-developed solutions. Our team is widely recognized for its industry expertise and its knowledge of our clients’ markets and capabilities. We have demonstrated that we can bring real solutions to the table that address our clients’ critical needs, and help them with winning pursuits, winning proposals and winning programs and projects. The result is that SM&A clients consistently outperform their competition.

Our life cycle support includes upfront strategy. As we announced in January we established SM&A Strategic Advisors under the leadership of recently retired General Peter Pace. We are delighted to have General Pace, the former Chairman of the Joint Chiefs of Staff, as an integral member of our management team. As the CEO of the Strategic Advisors subsidiary, he will be responsible for building our thought leadership and business intelligence capabilities for both our DoD clients and our expanding new market. In addition General Pace has joined our Board of Directors and his experience and insights will provide a valuable perspective to SM&A’s strategic direction. During the year we acquired two best of breed providers of specialized program services. In February we completed the acquisition of Project Planning, Inc., or PPI, and in September we acquired Performance Management Associates. Both of these acquisitions went extremely smoothly, and they are already making a significant contribution to our revenue, our bottom line and our strategy.

We are also very pleased with the growth in two service offerings that were introduced a little over a year ago: Integrated Staffing and Milestone Success. Overall program services revenue grew 62% in 2007 to a record of $43 million. During the past several months, we have been adding associates to support our continued momentum in revenue growth. As we expand our solutions, it is critical that we expand our associate’s knowledge of these solutions so that we have a more expanded and diversified pool of talent. To ensure their success we are making significant investments in training to achieve this goal. We are confident this investment will have a substantial future payback as we continue to execute on our strategy. Along with our hiring and training efforts, we are currently upgrading several IT systems designed to help with us with our internal planning and resource allocations.

We are enhancing our enterprise resource planning software systems and we are installing a knowledge management system. The projects are expected to be fully completed by the early part of this fall. For 2008 we intend to continue to implement our strategic plans our strategy of providing full project and program life cycle services to our clients. We will look to expand our service offerings through internal development and acquisitions. We have only scratched the surface in terms of building our presence in industries outside of aerospace and defense where there is a growing awareness of the need for SM&A’s capabilities. We have an account executive team that is second to none in the business, a highly talented team of associates in the field supporting our clients, and the financial resources to support our growth.

We look forward to another year of progress in 2008. Before I turn the call over to Jim, I would like to thank the SM&A employees for their part in producing these results. Our record results are a tribute to their talent and dedication, and I sincerely thank them. I would now like to turn the call back to Jim to provide our preliminary thoughts on our expected financial results for 2008.

 Jim Eckstaedt  - SM&A - CFO

 Thank you, Cathy. Looking into 2008 we see continued growing demand for our services. As a result we currently expect organic revenue growth from our core operations of approximately 10%. Gross margin is expected to be similar to 2007, between 39% and 40%. Excluding the impact of the earnout expense from PPI, we expect SG&A expenses to decline as a percent of revenue. We expect to incur an additional earn-out expense associated with PPI during the year. The range of expense based on achieving certain revenue targets is between $850,000 and $2 million or $0.06 a share. Some of this expense will incur — occur in the first quarter of 2008, and could be as high as $0.03 per share.

Also included in first quarter expenses will be several items, including management recruiting, an off-site sales meeting, and implementation of a major system enhancement, as well as a company wide offsite. These expenses are expected to total $1.4 million in the first quarter. Ongoing recruiting and training of new account associates and the further system investments that Cathy mentioned during her comments will constrain our net income growth during the first half of the year. In addition SG&A includes amortization of intangibles of $445,000 from the two acquisitions completed in 2007. We anticipate earnings per share for 2008 to be approximately $0.34 per share. And now I’d like to turn the call back to Cathy.

 Cathy McCarthy  - SM&A - President, CEO

 Thank you, Jim. I would just like to reiterate that 2007 was very much of a year of transition for SM&A, and through it all we made amazing progress. The first half of 2008 will continue to reflect some necessary investments that we are making to ensure a strong future for the company. In the back half of the year, however we expect that we will be very good position to show the leverage capability of this business model and drive much more to the bottom line. Now, operator, we are ready for questions.

 QUESTION AND ANSWER

Operator

 Thank you, ma’am. (OPERATOR INSTRUCTIONS) One moment please for the first question. First question comes from the line of Tim Brown with Roth Capital. Please go ahead.

 Tim Brown  - Roth Capital Partners - Analyst

 Yes. Thank you. Just a couple of questions to follow-up on the guidance. When you said 10% organic revenue growth, can you give us just the base number you are using for 2007?

 Cathy McCarthy  - SM&A - President, CEO

 The forecast we had for 2007?

 Tim Brown  - Roth Capital Partners - Analyst

 Yes, I just — I’m trying to figure out what the organic revenue.

 Jim Eckstaedt - SM&A - CFO

 It would be based off of our fiscal ‘07 full-year results.

 Tim Brown - Roth Capital Partners - Analyst

 Including PPI and PMA?

 Jim Eckstaedt  - SM&A - CFO

 Yes.

 Tim Brown  - Roth Capital Partners - Analyst

 Okay.

 Cathy McCarthy  - SM&A - President, CEO

 We may be confused. Are you asking what our organic revenue growth was in 2007? Or are you —

 Tim Brown  - Roth Capital Partners - Analyst

 No. I’m sorry. I’m talking about the guidance for 2008. And I was just trying to figure out what that 10%, what base it was off of.

 Cathy McCarthy  - SM&A - President, CEO

 Okay.

 Jim Eckstaedt  - SM&A - CFO

 It was off the full year. After the acquisitions are folded into the company, they are integrated, we start to lose some visibility as to the revenue derived directly from each of the acquisitions. So our guidance of 10% organic revenue growth is off of full-year results for 2007.

 Tim Brown  - Roth Capital Partners - Analyst

 So it would be off that $98 million?

 Jim Eckstaedt  - SM&A - CFO

 Correct.

 Tim Brown  - Roth Capital Partners - Analyst

 Okay. And then it looked like just on the SG&A that 29% — came in at 29% in 2007. Obviously, there is a lot of one-time charges and expenses in there. And are you guiding for 29% in 2008 as well?

 Jim Eckstaedt  - SM&A - CFO

 No, we — let me give you some detail on that in the SG&A actuals for the year, there is the $958,000 from the PPI expense. There is also a $1.3 million for transition expenses, which I would consider one-time for the year of 2007. Our guidance is that we will be down from the current run rate, if you will, on a percentage basis.

 Tim Brown  - Roth Capital Partners - Analyst

 Okay. So as a percentage of revenue, SG&A is coming down in 2008?

 Jim Eckstaedt  - SM&A - CFO

 Yes.

 Tim Brown  - Roth Capital Partners - Analyst

 And I guess this, can you give us an idea of how, it sounds like first half you are planning on seeing a higher expense level and in the second half more leverage. And in terms of the revenues, how do you see those ramping up through the year?

 Jim Eckstaedt  - SM&A - CFO

 Well, we see steady growth. We see more growth in the third and the fourth quarter to achieve the 10%. In terms of the SG&A, our first quarter is heavily weighted on the SG&A because of the items I mentioned.

 Tim Brown  - Roth Capital Partners - Analyst

 Right.

 Jim Eckstaedt  - SM&A - CFO

 The company off-site and the impact from the PPI expense, which will also impact the fourth quarter to some degree.

 Tim Brown  - Roth Capital Partners - Analyst

 Okay. I know we have a three-question limit. Cathy, just before or can you kind of give us an idea of the demand environment, how it is right now in Q1? And if you are seeing any sort of hesitancy among corporations for spending? What do you see out there?

 Cathy McCarthy  - SM&A - President, CEO

 First of all, generally the 2008 spending looks about the same levels as last year. You don’t see any significant pull back in DoD, and the IT spending appears to be adequate for the market for our service and the growth that we are looking for. The Office of Budget and Management for the DoD budget, I had some preliminary budget information out there that we have been looking at. And it’s appears as though I think we all know the DoD spending will be at all-time high levels with about $705 billion spent on DoD including bridge funding and supplement. However the part we look at, as it relevance to procurements is the [RDT&E], which is expected to be up 20%. If you look to the program side of the business, both the I – and you look at both the IT and the DoD projects and programs that are out there, there continues to be a high number of both programs and projects on the IT side that are being assessed, and that are not demonstrating, in fact, that they can produce results, which is causing some programs to be cancelled and folks to be looking more closely at the program controls. And that’s feeds right into the market that we are addressing with our program services solutions. So that’s very good for us.

So the — and of course the addition of General Pace, coming to our market from access at senior levels and developing strategies with our clients early on, that’s very good for us. So all of the macroeconomic conditions for us, I believe, are very good. What’s happening on the revenue side for us, in 2008, is that everyone’s, I think, mostly aware that we had some management transmission during the year in ‘07. And those transitions caused some disruptions and for some folks to not be focusing every day on the business, so to speak. And our pipeline going into the fourth quarter into the first quarter was not as strong as we normally would have it, or as we anticipated. However I would say we are very pleased with how the quarter is developing and we believe we will have even a stronger second quarter. And as the momentum grows on the program services side of the business, which is doing quite well in integrating very well into the business, and our clients are understanding what it is our new strategy is, and what it is we are providing, we are expecting to gain momentum. That is why Jim said that he expects that as we see increase in revenues, we’ll be gaining it through the year. We’re normally flat through the year with a little dip once in a while in the third quarter, but we pretty much see growth in our revenues throughout the quarter, not substantially different but some growing momentum in the quarters. So I hope that helps.

 Tim Brown  - Roth Capital Partners - Analyst

 Yes, when you talked about Q1 or sounded like - maybe things were a little bit weaker do you still expect Q1 to be up revenue from Q4?

 Cathy McCarthy  - SM&A - President, CEO

 I do. I do.

 Tim Brown  - Roth Capital Partners - Analyst

 Okay. Thank you, I’ll get back in the queue.

Operator

 Thank you. The next question comes from the line of Brian Kinstlinger from Sidoti & Company. Please go ahead.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 Hi. Good afternoon.

 Cathy McCarthy  - SM&A - President, CEO

 Hey, Brian.

 Brian Kinstlinger   Sidoti & Company - Analyst

 So, yes, asking only three questions is tough let me start with some of these things Tim was asking, because when you say 10% organic revenue growth I think that is misleading. So I want to look at that. Unless I’m wrong, PMA, which you bought is a roughly $5 million run rate and you haven’t gotten much in ‘07 from them from the timing of that, so your 10% includes the additional $4 million or $5 million as long as they stay flat and that’s organic revenue growth. Is that — are you including that?

 Jim Eckstaedt  - SM&A - CFO

 Yes.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 So really that is total revenue growth not organic revenue? That is how you guys are defining organic, right? Correct.

 Jim Eckstaedt  - SM&A - CFO

 Okay.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 Also in the first quarter you provided an earnings based on is some sort of revenue. Can you give us some sort of range that you are thinking $0.03 suggests?

 Jim Eckstaedt  - SM&A - CFO

 Well the $0.03 was determined based upon the anticipated shares outstanding and to the impact of the amount of expense we will incur related to the PPI expense. So it’s just tax affecting that amount with the anticipated shares outstanding to give that amount of earnings per share guidance.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 But you said you expect earnings to be $0.03 in that quarter or am I - did I read it wrong?

 Jim Eckstaedt  - SM&A - CFO

 I said that the impact of the PPI expense in the first quarter may impact the first quarter by as much as $0.03 per diluted share.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 So as we look at PPI, how do you determine what your earn-out is? You are saying that in one case you can’t determine its own revenue, so how did you determine the earn-outs and what are the remaining factors for each of the years you are looking at to determine whether there was another payment or not?

 Jim Eckstaedt  - SM&A - CFO

 Yes. First of all the agreement is public. You can obtain it through [Edgar. B]. What we’ve said is we can determine we can calculate an estimate for what we believe the first quarter is, because we have been through January and almost all of February. But to earn the additional payments, they have to achieve certain revenue targets. And those targets may be lower or higher than what we have in our plan. But they have to achieve those targets and we have to go through the calculations. You have given guidance for the full year, because I believe that we can estimate some of that.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 So what did PPI produce in the fourth quarter, under how you guys estimate it?

 Jim Eckstaedt  - SM&A - CFO

 Well we don’t disclose the individual revenues of any particular business. But what I’m trying to provide you with is the guidance that the additional earn-out payment will impact you, will impact our results for the fourth quarter and possibly — I mean, I’m sorry the fourth quarter which we have given the first quarter of 2008 and what potential impact it may have for the full year.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 But inside that agreement there is obviously a dollar value you are saying in terms of revenue they had to do. So what was that value that they had to surpass?

 Jim Eckstaedt  - SM&A - CFO

 Well, the amount changes each year, based on the calculation. And we don’t provide that level of detail.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 But you said it was public. I’ll follow up after, because this PPI is very confusing. And I thought it was annual. So you are taking a fourth quarter hit a first quarter and a second quarter hit. I thought you mentioned there is only one time payment after each of the 12 months.

 Cathy McCarthy  - SM&A - President, CEO

 The PPI contract, Brian, runs from the end of some time in February to February. So that is why you are seeing a fourth quarter and first quarter.

 Jim Eckstaedt  - SM&A - CFO

 At the end of every February for the next three years we have to do a calculation to determine if they have earned that payment. The reason I can’t give you revenue amounts of how — what the goal is, because the goal changes based on some of the results that are achieved each year. So —

 Brian Kinstlinger  - Sidoti & Company - Analyst

 Why don’t we circle off after the call and discuss it. I think it is extraordinarily confusing do that after. So we’ll do that after.

 Jim Eckstaedt  - SM&A - CFO

 Okay.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 So what is the potential expense in the second quarter? The difference between the $0.03 and you gave a dollar range of $850,000 to $2 million and the $0.03, the difference?

 Jim Eckstaedt  - SM&A - CFO

 Would be essentially another $0.03 during the course of the year. I don’t — during the course of the year, it is not in the second it wouldn’t happen in the second quarter.

 Cathy McCarthy  - SM&A - President, CEO

 There would not be another expense triggered until the fourth quarter of ‘08. There would be a potential  expense in ‘08. There would be a potential expense again in the first quarter of ‘09. Brian, you realize what is happening here is that this is what, I would say, in the past when you were doing purchase accounting is, purchase price it would end up on the balance sheet. There is a treatment here that is requiring us, according to GAAP, to run there through our P&L. So it becomes very confusing because the treatment is different than what you normally see for an acquisition.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 Right. Yes, I understand. He works there so it is like compensation, right?

 Jim Eckstaedt  - SM&A - CFO

 Well, in the sense there is a defined calculation and the calculation continues to grow based upon results in each of the prior years. That is why it’s difficult to say what it will be throughout the term of this annual, however, I have provided guidance as to what we believe will occur for 2008. We have a calculation we have to do at the end of February, which we have provided guidance for the first quarter. And based upon the formula, I would anticipate that the person would not achieve the revenue threshold until the fourth quarter.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 Okay. And in future years could this suspension become a larger dollar figure as their business gets better, or is it sort of $0.03 or $0.06 a year kind of annually, no matter what happens and no matter how big it gets?

 Jim Eckstaedt  - SM&A - CFO

 If the person doesn’t achieve it in one year, it is cumulative. So the person does have an opportunity to earn what they may not have achieved in the prior year. However, the amount that they could earn is the largest in the first year.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 Okay.

 Jim Eckstaedt  - SM&A - CFO

 But if they don’t achieve that, then it can role over into subsequent periods. But it is a — in terms of the agreement, which you can see, the amount possibly to earn each year, if they were to earn 100% in each year, would decline — the amount would decline over time.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 Okay.

 Cathy McCarthy  - SM&A - President, CEO

 Brian, I also want to be sure you understand. We did not structure this this is compensation for him, additional compensation. We structured this, when we negotiated this agreement, to be part of the purchase price of buying this company. And of course when you buy a service company, and it’s all about people, and it’s certainly about the senior leaders of that company, the best way to structure it for the acquirer is some cash and some stock and the company, and also some ability to earn that purchase price based upon some continuing performance. So that in this instance, SM&A has three years of working with the company in its leadership before they would actually earn the full purchase price. Because there’s a provision, as we say in our press release, because there is a provision that says he has to be employed, am I correct, Jim, GAAP is requiring —

 Jim Eckstaedt  - SM&A - CFO

 GAAP is requiring us to record that as an expense. It’s an expense on our books. It does not impact the individual’s recording of the transaction.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 Okay. Just want to touch on revenue. So last year, if I excluded what I assume was additions to PPI and PMA, you grew pretty fast on the top line. Now if I exclude those or include those, I don’t care either way, but really if I exclude that which is not like to like, your top line growth is extraordinarily slower. It’s in the mid-single digit range. And so I’m curious what the dynamics are, and is that coming more on the competition or management side, or program services side and where you see the growth accelerating or decelerating on those two segments?

 Cathy McCarthy  - SM&A - President, CEO

 Brian, we had 25% organic growth in 2007.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 Is that organic — right, I’m talking about ‘08 now.

 Cathy McCarthy  - SM&A - President, CEO

 So, you are talking about ‘08? Okay.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 So in ‘07, I don’t know if that 25% organic growth includes you use organic differently than it sounds like.

 Cathy McCarthy  - SM&A - President, CEO

 Organic is without PPI and without PMA.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 So you grew 25% in ‘07, and I wouldn’t expect that in any given year for you or hold you to that bar, but I’m curious why you are looking for mid-single digit growth on that basis if you did in ‘07 next year and where that is in the competition management side or more on the program services side?

 Cathy McCarthy  - SM&A - President, CEO

 Well, we expect program serves to grow faster than competition management. I also will remind you that in 0 — at the beginning of ‘07, we forecasted I think it was 11% growth. Our business is hard to see past two quarters. And we are comfortable with where we are in the first quarter, and we are comfortable with what we are seeing so far in the second quarter. But we are also developing and investing in solutions like we have in the past. Our milestone success solution that we rolled out at the beginning of ‘07, I think ended up generating around $6 million worth of revenues for us. But it was hard to predict at what level that solution when we rolled it out how quickly when we accepted, how quickly the clients would put teams to people, and how that would develop.

So what we are giving you is our early guidance, based upon what it is that we are confident in seeing. And as we move through the year, and we roll-out additional services, and I get a better view of the pipeline from the account executives, we, of course, will continue to update you on that guidance. I will tell you that there is a lot of activity in the marketplace out there. And I’m feeling pretty good about the activity I’m seeing. PMA and PPI contributed 10% of our revenue in 2007 in the fourth quarter. PPI was acquired in February so it’s hard to strip out both of those and arrive at some single digit numbers.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 Last question and then I’ll jump back in the queue, because I have more. How many people did you hire in 2007? And how many do you expect to hire in 2008?

 Cathy McCarthy  - SM&A - President, CEO

 I’m sorry. Say that again.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 How many consultants, employees did you hire in the field in 2007 and how many did you plan to in 2008? As of today’s plans?

 Cathy McCarthy  - SM&A - President, CEO

 We hired 105 in 2007, and we are planning on hiring 168.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 168?

 Cathy McCarthy  - SM&A - President, CEO

 Yes.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 Great. Okay. Thank you.

 Cathy McCarthy  - SM&A - President, CEO

 You are welcome.

Operator

 Thank you. (OPERATOR INSTRUCTIONS) The next question is a follow-up question from the line of Tim Brown with Roth Capital. Please go ahead.

 Tim Brown  - Roth Capital Partners - Analyst

 Hi. Just a quick follow-up question. How many consultants — I think last quarter you guys told us your average consultants that were being utilized during the quarter. Can you give us that number at this quarter?

 Cathy McCarthy  - SM&A - President, CEO

 I will tell you one thing. I will tell you that as we told you last time whenever we chatted, we had an all-time record and I can’t remember the number of consultants that were in the field. But we have exceeded whatever number that was because we currently have another all time record of consultants in the field of 270. Now remember that early in the quarter we are still coming off the holidays — 270 — and we are coming off the holidays and a lot of programs were ramping back up. So January is a pretty slow start, and those numbers can move around within the quarter. I think the average, I’m being told. Is about 245 in the quarter — last quarter. And we can hit 270, but two weeks from now we can be down to 250. It is nice when you hit the peaks, because it just says you are gaining momentum through the year.

 Tim Brown  - Roth Capital Partners - Analyst

 Is your bench now — I know a couple of quarters ago, you said your bench was so thin you couldn’t really take on additional work. Where is the bench now?

 Cathy McCarthy  - SM&A - President, CEO

 Our bench is improving on the program services side. It’s still thin on the competition management side, but I think you heard me tell Brian that we are planning on hiring 168 people this year. So we’re very aggressive on our hiring. And that means that there will be a lot of activity here at headquarters in supporting both our growth and the hiring and training and report of the new associates coming in.

 Tim Brown  - Roth Capital Partners - Analyst

 Yes. And what is a typical attrition? It sounds like that is a huge — 168, it sounds like a huge number off of a 270 base.

 Cathy McCarthy  - SM&A - President, CEO

 Brian, Tim, I know that number, but I don’t know it off the top of my head. It’s somewhere around 10% or 15%. But that — but I’m not sure.

 Tim Brown  - Roth Capital Partners - Analyst

 That’s okay. Maybe we can circle around and — on that question.

 Cathy McCarthy  - SM&A - President, CEO

 And there is — you know what? We’d have to get back to you on that. Because we have both — what Anna, our Senior VP of HR, calls regrettable and welcomed. And I’m not sure if I’m remembering the regrettable or the welcomed or the combined. We probably should get back to you on that number.

 Tim Brown  - Roth Capital Partners - Analyst

 Okay. Just on the — is the PMA acquisition completely integrated at this point, the one that you made in September?

 Cathy McCarthy  - SM&A - President, CEO

 I’m not sure what you would mean by completely. I would say I think if Kevin Reiners were here, he would say yes. But does that mean that we gained all the momentum from that solution and those professionals that we can, as it relates to working with our account executive team and our clients and awareness of our capability in that area, I think we’ve just started. But from operationally, understanding what it is they have and how it is we work together from an accounting and HR perspective, absolutely.

 Tim Brown  - Roth Capital Partners - Analyst

 Okay. And is there any — could we possibly see this payout situation with PMA? Something similar to what we are seeing with PPI?

 Cathy McCarthy  - SM&A - President, CEO

 No, the issue with PPI is there was a requirement for a seller of that company to continue to be employed to receive those payments?

 Tim Brown  - Roth Capital Partners - Analyst

 Right.

 Cathy McCarthy  - SM&A - President, CEO

 That position’s not currently in the PMA

 Tim Brown  - Roth Capital Partners - Analyst

 Okay.

 Cathy McCarthy  - SM&A - President, CEO

 It won’t be in any future.

 Tim Brown  - Roth Capital Partners - Analyst

 Okay. And then Cathy, just in terms of your outlook for acquisitions, is that something you would expect, similar-sized acquisitions PMA and PPI could be making 2008?

 Cathy McCarthy  - SM&A - President, CEO

 It sure is our strategy. And we have a process by which we bet through the opportunities that are in the marketplace and we are actively have been and are looking. And we believe we have a roadmap for the solutions that we want to develop all the way from the strategy part of our business to procurements to proposal and program, and we’re out there looking for more best of breed companies. We were extremely pleased with PPI and PMA. Their services have been welcomed not only by our account executives, but also by our associates and our client, and we want to keep up the high quality services that we provide, because that’s what’s going to build our reputation in the marketplace and the momentum. That’s what’s going to attract people to come to SM&A, because they know they are coming to a company that only provides the best kind of quality solution for the client.

 Tim Brown  - Roth Capital Partners - Analyst

 Okay. And just going back to the guidance, I’m just curious if you can tell us what contribution that you expect from Strategic Advisors in 2008 just from a revenue perspective?

 Cathy McCarthy  - SM&A - President, CEO

 Well, that’s a very good question. And it is easy to answer, because it’s so overwhelmingly successful already. What I will tell you is that I can’t and won’t and couldn’t quantify what amount of revenues I expect. I certainly expect revenues to be created by the strategic advisors and programs and solutions that they will provide their clients. But what’s important about this is as we build up this whole life cycle support for our clients, and you are involved in helping them win competitions, competitive procurements, so if you are not involved in the upfront strategy and you are not involved with the very senior executives in companies that you are looking at, what is it that they are selling today, what is it that they are needing to sell five years from now? We have companies looking very large companies on our top four list that are looking at what business they are going to be in 40 years from now.

What is our business going to look at 40 years from now? And you have someone at — who has kind of a view of the world, and experiences that General Pace does, as part of your organizations and that means that he is invited into, welcomed, and participates in those kind of strategy and business intelligence discussions about where markets are moving and where acquisitions are moving both for this year, for the next five years, for the next 10 and for the next 40. We have gotten incredible reception from our client base that General Pace is part of the SM&A organization. He has already had numerous meetings with our top clients, senior executives in those clients, and very large clients that we do not have a presence and we are being introduced to. In addition to a whole variety of what we call our tier one clients, who are not the primes, but are mostly the subs to the primes, who are — who he is now making aware of  SM&A, what we do and our capabilities.

So as I walk you through that, I hope you can hear my excitement about what can come out of that, but it is very difficult to quantify right now. We just know that we are moving in a very positive direction and he is bringing to the company everything that we knew he would from both an access point of view, from a reputation point of view, and certainly our associates here at the company are extremely excited to have him as part of this organization and our board, and certainly I am. He’s a wonderful partner for me.

 Tim Brown  - Roth Capital Partners - Analyst

 Thank you.

Operator

 Your next question from the line of George Sutton with Craig-Hallum. Please go ahead.

 George Sutton  - Craig-Hallum Capital Group - Analyst

 Most of my questions were answered. But I did have one related to the refueling contract that was just announced. There is quite a bit of [discosternation] around the procurement process there. Do you expect any fallout either positive or negative, with respect to the procurement process broadly? And then more specifically, how might it impact you?

 Cathy McCarthy  - SM&A - President, CEO

 I’ll start with the last. Whomever is the prevailing, because I don’t know if there will be a protest. I know that a number of senior DoD officials have said that they hope there is not a protest, because it will delay getting these tankers built and getting started with the procurement. But there is no way for us to tell whether or not that will happen. But whomever it is, and right now it looks like Northrop Grumman is the winner, has a very big program to now start to execute and to start up. And I know that these companies are very prepared for that. I’m sure they were prepared for the win and very excited. But I also believe that it creates opportunity for SM&A and we will take advantage of that opportunity. And if for some reason there is a protest or wouldn’t be a return, we would have the same opportunity with Boeing. So, big programs like this do create — no matter who the winner is, do create opportunities for our business business and the kind of solutions that we are developing.

 George Sutton  - Craig-Hallum Capital Group - Analyst

 Okay, thank you.

Operator

 Thank you. The next question from Dominic Marshall with Scott Creek Capital. Please go ahead.

 Dominic Marshall  - Scott Creek Capital - Analyst

 Good afternoon. Most of my questions — can you hear me?

 Jim Eckstaedt  - SM&A - CFO

 Yes.

 Dominic Marshall  - Scott Creek Capital - Analyst

 Okay. Most of my questions have been asked and answered, thank you. I was hoping you could reconcile the guidance as to a little bit more for me if I heard you correctly you were talking about 10% revenue growth flattish gross margin percentage. I believe you said in answer to a question that you expected SG&A as a percentage of revenue to be down, ‘08 over ‘07. So I’m a little bit confused on how you get the kind of flattish EPS numbers for the year, given those factors.

 Jim Eckstaedt  - SM&A - CFO

 Well, we — when I talked about SG&A, there’s some components in SG&A that you have to take out to get to the flat year over year, and one of the components is the PPI expense. Then we also had one-time expenses that I would call one-time expenses in the first quarter or SG&A, and as we go through the year our SG&A, after excluding those will come down as a percent of revenue to the $0.34 per share on a full-year basis.

 Dominic Marshall  - Scott Creek Capital - Analyst

 Okay, so obviously you are talking about kind of a back-end weighted 2008 in terms of your guidance because of those expenses and ramping revenue. Looking at last year and assuming somewhere in the ballpark of flattish margins you achieved 10% sort of operating margins last year. It sounds like you are expecting to at least exit 2008 with operating margins, at least a bit above, maybe significantly above, I don’t know how you want to term it at those levels, is that correct?

 Jim Eckstaedt  - SM&A - CFO

 It’s slightly in that range, yes.

 Dominic Marshall  - Scott Creek Capital - Analyst

 Okay. That’s it for me, thank you.

Operator

 Thank you. The next question comes from the line of Brian Kinstlinger with Sidoti & Company, Please go ahead.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 Yes. Hi. A couple of follow-ups. First of all in Strategic Advisors, is General Pace still sort of functioning alone there? Has he recruited any? And is that a business in the first half or first quarter that until builds up will be losing money, at least a little bit of money in the short term?

 Cathy McCarthy  - SM&A - President, CEO

 No, I don’t see it at all as losing money. He has joined our organization and he is very much involved with all aspects of what we do. He is also I think as you know, Brian, on the Board. So he is part of the senior executive team. Initially, the way we see it is that he has over 400 associates reporting to him, just like I do, because he has the ability to reach into SM&A for any of our associates to help or work with him on a variety of things that he is doing or would like to do. We have an incredible, talented pool of people. And they may be working on one specific solution today. But if you needed them to do something around another part of solutions that we deliver to our clients or strategy or research or a whole variety of things, we’ve got so many people that he can draw upon. So initially he is using the associates that we have.

I would think that through the year, and into next year, as we develop  Strategic Advisors, there will develop a core staff within that subsidiary. We also expect — fully expect he will be developing a group of thought leaders probably no less than five but maybe no more than a dozen, who are folks that he knows and can attract, that can help us with strategies, not only in a certain capabilities around DoD procurements, but it can also attract people who have high level domain knowledge and are thought leaders in the new markets that we are entering. We are targeting healthcare, and we already have a couple of people who are working with us on our expansion into that market. I know he has many, many contacts as it relates to the healthcare agencies, which a lot of our clients are bidding into. So he will be able to attract those kinds of people. So long answer to, don’t expect it to be a large expense at all, expect it to integrate well within our client set.

And I certainly expect that mid-to-long term here, it will help not only raise our reputation with our clients, move us to the left side of the life cycle from a strategy point of view, and have us being involved early on, and therefore our pipeline will be more visible over longer period of time for our business. But will also build capability in an entity in and of itself around the market, strategic advice, strategic business intelligence, trends, etc. So we are really excited about what we create here, and we don’t think it’s something that will cost a lot of money to create. It’s just bringing to it all of the resources that we currently have.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 Okay. And one of the verticals that you mentioned was healthcare. We haven’t discuss that much. I think you mentioned in the last conference call in December, your one large contract was winding down and there was an opportunity for follow-on program management services. A, I’m curious if that was attained, and B, have you been able to further penetrate that market or is it still now an opportunity that you are going after but yet to penetrate all that much?

 Cathy McCarthy  - SM&A - President, CEO

 Well, the procurement that we worked on last year does not get awarded until May, meanwhile we have a couple of people still there working with that client. We fully expect when our client wins in May, we will be helping them on the program side of that piece of business. With the strong qualifications we now have, and the amount of domain expertise that we have developed around health care and claims administrations, we have attracted a number of other clients in the healthcare area who were bidding around changes that are taking place coming out of health and human services into to places like Center for Medicare and Medicaid services. And a lot of things that were sourced over the years are being competitively bid. I think the trend this is why we are focusing on healthcare for a more competitively bid procurements and services around all of those agencies, the Veteran’s Administration, Medicare/Medicaid, etc. across the country that have been given full force evergreen contracts. With all the attention on healthcare and costs and restructuring it, I fully expect there will be many, many more procurements there and we are positioning ourselves very well in that market.

Now understand that most of those are not you know $20 billion kinds of competition. So they will be greater number of smaller competitions. But we understand that and we are preparing to provide the kind of resources to help clients win at lower levels, but certainly capable of doing that, and there are some advantages for us in doing that as well.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 Last question I have. Did you guys give a number of proposals and programs that you guys have historically reported in the fourth quarter?

 Cathy McCarthy  - SM&A - President, CEO

 We have that information. Hang on one second. We had it, Brian, in our script, and we actually took it out, because we didn’t think that people were really using those numbers. So we’re —

 Brian Kinstlinger  - Sidoti & Company - Analyst

 It’s nice to see if the numbers are going up or if the you know the dollar value for award or for service is going up or down, what those trends are, if you have them.

 Jim Eckstaedt  - SM&A - CFO

 Well for competition management, there were 88 projects in the fourth quarter that drove our revenue, and in program services, we had about 83 active projects.

 Brian Kinstlinger  - Sidoti & Company - Analyst

 Okay. Thank you.

 Jim Eckstaedt  - SM&A - CFO

 Thank you.

Operator

 Thank you, sir. (OPERATOR INSTRUCTIONS) At this time there are no further questions. I’d like to turn it back over to management.

 Cathy McCarthy  - SM&A - President, CEO

 Okay. Well I thank you all very much for calling in. I am — I and the board are very excited about the performance in the fourth quarter and certainly in 2008. 37% top line revenue growth in the services company in my opinion is spectacular. At the same time we were able to grow, even with the adjustments that we made, our EPS by about 73%. And before this PPI transaction, it would our EPS would have grown by 8% or 9%. I’m pleased with the fourth quarter. Before accounting for the PPI transaction our EPS would have grown by 112% versus our revenue growth of 28%. So that, I think, is what our investors have been asking for and have been looking for.

In addition to that, we believe that we can start to see some leverage in this model. If we go back and look at our expenses and take out these one-time charges that we have been incurring, we’ve had really very little increases in SG&A over the last couple of years. So we think we have gotten ourselves back on track. and I know Jim is here, and already working with the team on where it is that we can save a little so we can best — in this hiring and training of 186 people this year and help drive our business. The strategy’s working, we are implementing it well, the team and employees are excited about it, so is the board. And I hope that you can hear our enthusiasm. And we’ll be happy to talk to you through the year. Thank you very much.

Operator

 Thank you. Ladies and gentlemen, this does conclude the SMN — SM&A fourth quarter 2007 conference call. If you’d like to listen to a replay to this conference, please dial toll-free 1-800-405-2236, or toll, 303-590-3000. The pass code for this conference call is 11109566. Again, if you’d like to listen to a replay of today’s conference call, please dial toll free, 1-800-405-2236, or dial, 303-590-3000. The pass code for this call is 11109566. You may now disconnect and thank you for using ATT Teleconferencing.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.